Exhibit 3.1

FOR INFORMATION PURPOSES ONLY

CRITEO

French société anonyme (corporation) with share capital of €1,180,390.95

Registered office: 32 Rue Blanche, 75009 Paris

Paris Trade and Companies Registry no. 484 786 249

UPDATED BYLAWS

pursuant to decisions adopted by the board of directors held on September 3, 2013

Copy certified as true to the original by

the Chairman and Chief Executive Officer

/s/ Jean-Baptiste Rudelle
Jean-Baptiste Rudelle

TITLE I

LEGAL FORM, NAME, PURPOSES, REGISTERED OFFICE AND TERM OF THE COMPANY

ARTICLE 1 ~ LEGAL FORM

The Company was incorporated as a société par actions simplifiée (simplified corporation) and subsequently converted into a société anonyme by a decision adopted by the shareholders on March 3, 2006.

It is governed by Book II of the Commercial Code (Code de Commerce) and by these bylaws.

ARTICLE 2 ~ NAME

The Company’s name is:

CRITEO

In all instruments and documents issued by the Company and intended for third parties, the Company’s name shall always be immediately preceded or followed by the words “société anonyme” or the acronym “SA” and by the amount of share capital.

ARTICLE 3 ~ PURPOSES

The Company’s purposes, directly or indirectly, both in France and abroad, are:

•	Providing IT services and software, acting as a communication agency, providing consulting services to companies and engaging in distance sales;

•	Taking equity stakes or acquiring interests in all commercial, industrial, financial, real or personal property companies and enterprises by creating new companies, making contributions, subscribing for or purchasing securities or corporate rights, carrying out corporate mergers and entering into alliances or consortia, whether by taking equity stakes or otherwise;

•	Managing, administering and disposing of said equity stakes, including providing consulting services in the fields of administration and management, in particular commercial, financial and administrative administration and management; and

•	More broadly, engaging in all financial, commercial, industrial and personal or real property operations that may be directly or indirectly related to the purposes above or any similar or connected purposes that may promote the Company’s expansion or development in France and abroad.

ARTICLE 4 ~ REGISTERED OFFICE

The Company’s registered office is located at:

32 Rue Blanche, 75009 Paris.

It may be transferred to any other location within the same département (county) or any adjacent département by a decision of the Board of Directors, provided such decision is ratified by the next ordinary general shareholders’ meeting, and anywhere else by a decision adopted by an extraordinary general shareholders’ meeting.

If a transfer is decided by the Board of Directors, the Board is authorized to amend the bylaws and perform the publication and filing formalities required as a result, provided it is stated that the transfer is subject to the aforementioned ratification.

ARTICLE 5 ~ TERM

The term of the Company shall be ninety-nine (99) years from the date of its registration with the Trade and Companies Registry, except in the event it is dissolved before the expiration of its term or if said term is extended by an extraordinary general shareholders’ meeting.

***    ***    ***

***

TITLE II

SHARE CAPITAL AND SHARES

ARTICLE 6 ~ SHARES CAPITAL – SPECIFIC PRIVILEGES

6.1.	Share Capital

The Company has a share capital of €1,180,390.95. It is divided into 47,185,868 shares with a par value of €0,025 each, all fully paid in and divided into:

•	12,862,090 ordinary shares;

•	8,169,906 class A preferred shares;

•	15,535,924 class B preferred shares;

•	2,867,990 class B2 preferred shares;

•	4,668,976 class C preferred shares; and

•	2,660,752 class D preferred shares.

6.2.	Specific Privileges

The holders of the 167,225 class A ordinary shares issued on March 3, 2006 enjoy specific privileges as a result of the conversion of said shares into class A preferred shares, which carry the specific rights granted by these bylaws, as decided by the combined general shareholders’ meeting held on December 20, 2007.

The holders of the 294,241 class B preferred shares, which were issued pursuant to a decision adopted by the combined general shareholders’ meeting held on December 20, 2007, enjoy specific privileges as a result of being issued said class B preferred shares, which carry the specific rights granted by these bylaws.

The holders of the 54,318 class B2 preferred shares, which were issued pursuant to a decision adopted by the combined general shareholders’ meeting held on April 16, 2009, enjoy specific privileges as a result of being issued said class B2 preferred shares, which carry the specific rights granted by these bylaws.

The holders of the 1,976,286 class C preferred shares, which were issued pursuant to a decision adopted by the combined general shareholders’ meeting held on April 23, 2010, enjoy specific privileges as a result of being issued said class C preferred shares, which carry the specific rights granted by these bylaws.

The Elaia Ventures venture capital fund (FCPR) and the 123 Multinova Europe Compartiment Dynamique and 123 Multinova Europe Compartiment Equilibre innovation investment funds (FCPI) enjoy specific privileges as a result of the conversion of a total of 174,644 ordinary shares that they held into 174,644 class C preferred shares, as decided by the combined general shareholders’ meeting held on April 23, 2010.

Bessemer Venture Partners Enforta Coöperatief U.A., Fourvest SARL and Yucca Partners L.P. Jersey Branch enjoy specific privileges as a result of the conversion of 1,739,884 ordinary shares that they held into 1,739,884 class C preferred shares, as decided by the combined general shareholders’ meeting held on April 23, 2010.

The holders of the 6,651,882 class D preferred shares, which were issued pursuant to a decision adopted on September 14, 2012, enjoy specific privileges as a result of being issued said class D preferred shares, which carry the specific rights granted by these bylaws.

ARTICLE 7 ~ LEGAL FORM

All shares shall be registered shares. Shares shall be registered in an account, in accordance with the law.

ARTICLE 8 ~ SHARE TRANSFERS

8.1.	All share transfers shall be carried out in accordance with the law. All expenses generated by a share transfer shall be borne by the transferee.

8.2.	Shares are freely transferable.

ARTICLE 9 - RIGHTS AND OBLIGATIONS PERTAINING TO SHARES

The rights and obligations pertaining to shares follow the shares, regardless of who holds the shares, and share transfers shall include all dividends declared but not paid and future dividends and, if applicable, the relevant share of reserve funds and provisions.

Ownership of a share shall ipso facto be deemed the shareholder’s approval of these bylaws and of decisions adopted by general shareholders’ meetings.

Whenever it is necessary to hold more than one share, whether or not preferred shares, or securities to exercise any right, the shareholders or holders of securities shall take it upon themselves to pool the number of shares or securities required.

Shares are divided into ordinary shares, class A preferred shares, class B preferred shares, class B2 preferred shares, class C preferred shares and class D preferred shares. Preferred shares are governed by Articles L. 228-11 et seq. of the Commercial Code.

The class of shares held by each shareholder shall be specifically noted in the share register kept by the Company.

I. In addition to the rights granted to ordinary shares, class A preferred shares (hereinafter “A Shares”) carry the following right:

•	The right to a liquidation preference, as described in paragraph IV (i) below.

Each class A preferred share may be converted into one ordinary share:

(i) Without restriction, at any time, upon request of its holder. A request to convert A Shares into ordinary shares shall be made by certified mail, return receipt requested, or hand-delivered. The effective date of the request will be the date on which the certified letter is first presented for delivery, as evidenced by the mail carrier’s notice, or the date on which it is hand-delivered.

(ii) Automatically, pursuant to a decision to that effect adopted by a special meeting of the holders of A Shares and an extraordinary general shareholders’ meeting, voting, in each case, by a two-thirds majority of votes cast; and

(iii) Automatically, immediately before the first listing of the Company’s shares on a regulated market in the European Union, the Euronext Paris Alternext market, the London stock exchange AIM market or the Nasdaq National Market or New York Stock Exchange in the United States of America.

II. In addition to the rights granted to ordinary shares, class B preferred shares (hereinafter “B Shares”) and class B2 preferred shares (hereinafter “B2 Shares”) carry the following rights, which pertain to the shares and not to the holders thereof and which shall, therefore, inure to the benefit of the successive holders of the shares:

(i)	The right to a liquidation preference, as described in paragraph IV (i) below;

(ii)	Information and audit rights.

Holders of B and B2 Shares shall enjoy information and audit rights similar to those enjoyed by the holders of C Shares, as described in paragraph III (iii) below.

(iii)	Conversion of Class B Shares

1. Each B Share can be converted into a number of class B’ preferred shares (“B’ Shares”) or ordinary shares, as applicable, calculated as explained in paragraph 3 below. The number of shares obtained pursuant to the conversion shall not be less than one share for one B Share converted.

2. Each B Share may be converted:

2.1.	Without restriction, at any time, into B’ Shares upon request of its holder. A request to convert any B Shares into B’ Shares shall be made by certified mail, return receipt requested, or hand-delivered. The effective date of the request will be the date on which the certified letter is first presented for delivery, as evidenced by the mail carrier’s notice, or the date on which it is hand-delivered.

2.2.	Automatically, into ordinary shares, pursuant to a decision to that effect adopted by a special meeting of the holders of B Shares and an extraordinary general shareholders’ meeting, voting, in each case, by a two-thirds majority of votes cast.

2.3.	Automatically, into ordinary shares, immediately before the first listing of the Company’s shares on a regulated market in the European Union, the Euronext Paris Alternext market, the London stock exchange AIM market or the Nasdaq National Market or New York Stock Exchange in the United States of America, provided (i) the total net amount of funds that the Company receives at such time is at least €50 million and (ii) the issue price of the Company’s newly issued shares is at least €142.74 per share with a par value of €0.44 euro each (if applicable, this figure may be adjusted to take into account any stock split or reverse stock split of the Company’s shares that occurs after December 20, 2007) (hereinafter “Qualified Listing”). In such case, each B Share will be automatically and immediately converted into a number of ordinary shares calculated as explained in paragraph 3 below.

3.	B Shares shall be converted into B’ Shares, in the case described in paragraph 2.1 above, or into ordinary shares, in the cases described in paragraphs 2.2 and 2.3 above, at the rate of one B Share for a number of B’ Shares or ordinary shares, as applicable, calculated by dividing €23.79 by the Class B Preferred Shares Conversion Price (as that term is defined below) on the date of the conversion request. However, one B Share shall not be converted into more than 54 B’ Shares or ordinary shares, as applicable.

The “Class B Preferred Shares Conversion Price”, originally set at €23.79, may be adjusted as described below.

If before the conversion and no later than December 31, 2014 the Company carries out one or more issues of equity securities or securities that confer the right, immediately or in the future, to a share of the Company’s capital in consideration for contributions in cash (including, if applicable, by a setoff against claims) (with the exception of capital increases or issues of securities or other rights granting access to equity carried out with the agreement of the Board of Directors and the Majority of B Shareholders, as defined below, to employees, corporate officers, directors, consultants, customers, suppliers or strategic partners, or in consideration for asset acquisitions) for a Price per Share (as defined below) of less than €23.79 (hereinafter an “Issue”), a new Class B Preferred Shares Conversion Price (“Pm”) shall be calculated as follows:

Pm =	(P1 × N1) + (N2 × P2) + ... + (NE × PE)
N1 + N2 + … + NE

In which:

“Majority of B Shareholders” means at least two of the three shareholders who hold the greatest number of class B preferred shares, if such shareholders each hold more than 5% of share capital or, otherwise, shareholders who together hold more than two-thirds of the total number of class B preferred shares. Shareholders who are managed (directly or pursuant to a delegated management agreement) by the same management company (or by a management company that controls, is controlled by or is under joint control with such management company) shall be considered a single shareholder for purposes of calculating this majority.

“P1”	is equal to €23.79.

“N1”	is equal to 294,241.

“P2”	is equal to the Price Per Share (as that term is defined below) of the first Issue following this shareholders’ meeting.

“N2”	is equal to the Number of Shares (as that term is defined below) of the first Issue following this shareholders’ meeting.

(…)

“PE”	is equal to the Price Per Share (as that term is defined below) of the last Issue carried out before the conversion of B Shares.

“NE”	is equal to the Number of Shares (as that term is defined below) of the last Issue carried out before the conversion of B Shares.

It should be noted that:

•	(a) If the Issue is a shares issue, the “Price of one Share” shall be equal to the unit subscription price for said shares and the “Number of Shares” shall be equal to the number of shares issued; and (b) if the Issue is an issue of securities that confer equity rights, the “Price of one Share” shall be determined by dividing (x) the total amount of the subscriptions associated with the Issue, increased by the sums that the holders of said securities would be required to pay, if applicable, in order to obtain shares by subscription or converting said securities by (y) the number of shares (“Number of Shares”) that the holders of said securities could obtain by converting or exercising said securities (without, however, taking into account securities whose conversion is conditional or, in the case of preferred shares, possible future adjustments at the time they are converted into ordinary shares for a purpose similar to that described here).

•	Any holder of B Shares may decide, without restriction, that a specific Issue for which the Price of one Share is less than €23.79 will not, in his case, lead to a calculation of a new Class B Preferred Shares Conversion Price (in such case, the Number of Shares and the Price of one Share for said Issue will not be included in the calculation, for said holder, of the new Class B Preferred Shares Conversion Price(s) at the time of any subsequent Issues).

•	A general meeting of holders of B Shares, voting by a two-thirds majority of votes cast, may also decide that a specific Issue will not lead to an adjustment of the Class B Preferred Shares Conversion Price.

•	The above figures shall be (i) adjusted to take into account any reverse stock split or stock split of the Company’s shares (or other similar transactions) that may be carried out after the issue of B Shares, calculated to four decimal places. If such figures have more than four decimal places, the fourth decimal place (“T”) shall be rounded as follows:

(a)	If the fifth decimal place is greater than 5, “T” shall be equal to the immediately higher decimal; and

(b)	If the fifth decimal place is less than or equal to 5, “T” shall remain unchanged.

Any shareholder who wishes to convert his B Shares into B’ Shares or ordinary shares and who does not hold a sufficient number of B Shares to obtain a whole number of B’ Shares or ordinary shares as a result of said conversion shall take it upon himself to pool the B Shares necessary to obtain a whole number of B’ Shares or ordinary shares.

B’ Shares shall enjoy the same rights as B Shares, with the exception of the conversion right described in paragraph 2.1 above.

(iv)	Conversion of Class B2 Shares

1. Each B2 Share can be converted into a number of class B2’ preferred (“B2’ Shares”) or ordinary shares, as applicable, calculated as explained in paragraph 3 below. The number of shares obtained pursuant to the conversion shall not be less than one share for one B2 Share converted.

2. Each B2 Share may be converted:

2.1.	Without restriction, at any time, into B2’ Shares upon request of its holder. A request to convert any B2 Shares into B2’ Shares shall be made by certified mail, return receipt requested, or hand-delivered. The effective date of the request will be the date on which the certified letter is first presented for delivery, as evidenced by the mail carrier’s notice, or the date on which it is hand-delivered.

2.2.	Automatically, into ordinary shares, pursuant to a decision to that effect adopted by a special meeting of the holders of B2 Shares and an extraordinary general shareholders’ meeting, voting, in each case, by a two-thirds majority of votes cast.

2.3.	Automatically, into ordinary shares, immediately before the first listing of the Company’s shares on a regulated market in the European Union, the Euronext Paris Alternext market, the London stock exchange AIM market or the Nasdaq National Market or New York Stock Exchange in the United States of America, provided (i) the total net amount of funds that the Company receives at such time is at least €50 million and (ii) the issue price of the Company’s newly issued shares is at least €142.74 per share with a par value of €0.44 euro each (if applicable, this figure may be adjusted to take into account any stock split or reverse stock split of the Company’s shares that occurs after April 16, 2009) (hereinafter “Qualified Listing”). In such case, each B2 Share will be automatically and immediately converted into a number of ordinary shares calculated as explained in paragraph 3 below.

3.	B2 Shares shall be converted into B2’ Shares, in the case described in paragraph 2.1 above, or into ordinary shares, in the cases described in paragraphs 2.2 and 2.3 above, at the rate of one B2 Share for a number of B2’ Shares or ordinary shares, as applicable, calculated by dividing €36.82 by the Class B2 Preferred Shares Conversion Price (as that term is defined below) on the date of the conversion request. However, one B2 Share shall not be converted into more than 83 B2’ Shares or ordinary shares, as applicable.

The “Class B Preferred Shares Conversion Price”, originally set at €36.82, may be adjusted as described below.

If before the conversion and no later than December 31, 2014 the Company carries out one or more issues of equity securities or securities that confer the right, immediately or in the future, to a share of the Company’s capital in consideration for contributions in cash (including, if applicable, by a setoff against claims) (with the exception of capital increases or issues of securities or other rights granting access to equity carried out with the agreement of the Board of Directors and the Majority of B and/or B2 Shareholders, as defined below, to employees, corporate officers, directors, consultants, customers, suppliers or strategic partners, or in consideration for asset acquisitions) for a Price per Share (as defined below) of less than €36.82 (hereinafter an “Issue”), a new Class B2 Preferred Shares Conversion Price (“Pm”) shall be calculated as follows:

Pm =	(P1 × N1) + (N2 × P2) + ... + (NE × PE)
N1 + N2 + … + NE

In which:

“Majority of B and/or B2 Shareholders” means at least two of the three shareholders who hold the greatest number of class B and/or B2 preferred shares, if such shareholders each hold more than 5% of share capital or, otherwise, shareholders who together hold more than two-thirds of the total number of class B and/or B2 preferred shares. Shareholders who are managed (directly or pursuant to a delegated management agreement) by the same management company (or by a management company that controls, is controlled by or is under joint control with such management company) shall be considered a single shareholder for purposes of calculating this majority.

“P1”	is equal to €36.82.

“N1”	is equal to 54,318.

“P2”	is equal to the Price Per Share (as that term is defined below) of the first Issue following this shareholders’ meeting.

“N2”	is equal to the Number of Shares (as that term is defined below) of the first Issue following this shareholders’ meeting.

(…)

“PE”	is equal to the Price Per Share (as that term is defined below) of the last Issue carried out before the conversion of B2 Shares.

“NE”	is equal to the Number of Shares (as that term is defined below) of the last Issue carried out before the conversion of B2 Shares.

It should be noted that:

•	(a) If the Issue is a shares issue, the “Price of one Share” shall be equal to the unit subscription price for said shares and the “Number of Shares” shall be equal to the number of shares issued; and (b) if the Issue is an issue of securities that confer equity rights, the “Price of one Share” shall be determined by dividing (x) the total amount of the subscriptions associated with the Issue, increased by the sums that the holders of said securities would be required to pay, if applicable, in order to obtain shares by subscription or converting said securities by (y) the number of shares (“Number of Shares”) that the holders of said securities could obtain by converting or exercising said securities (without, however, taking into account securities whose conversion is conditional or, in the case of preferred shares, possible future adjustments at the time they are converted into ordinary shares for a purpose similar to that described here).

•	Any holder of B2 Shares may decide, without restriction, that a specific Issue for which the Price of one Share is less than €36.82 will not, in his case, lead to a calculation of a new Class B2 Preferred Shares Conversion Price (in such case, the Number of Shares and the Price of one Share for said Issue will not be included in the calculation, for said holder, of the new Class B2 Preferred Shares Conversion Price(s) at the time of any subsequent Issues).

•	A general meeting of holders of B2 Shares, voting by a two-thirds majority of votes cast, may also decide that a specific Issue will not lead to an adjustment of the Class B2 Preferred Shares Conversion Price.

•	The above figures shall be (i) adjusted to take into account any reverse stock split or stock split of the Company’s shares (or other similar transactions) that may be carried out after the issue of B Shares, calculated to four decimal places. If such figures have more than four decimal places, the fourth decimal place (“T”) shall be rounded as follows:

(a)	If the fifth decimal place is greater than 5, “T” shall be equal to the immediately higher decimal; and

(b)	If the fifth decimal place is less than or equal to 5, “T” shall remain unchanged.

Any shareholder who wishes to convert his B2 Shares into B2’ Shares or ordinary shares and who does not hold a sufficient number of B2 Shares to obtain a whole number of B2’ Shares or ordinary shares as a result of said conversion shall take it upon himself to pool the B2 Shares necessary to obtain a whole number of B2’ Shares or ordinary shares.

III. In addition to the rights granted to ordinary shares, class C preferred shares (hereinafter “C Shares”) carry the following rights, which pertain to the shares and not to the holders thereof and which shall, therefore, inure to the benefit of the successive holders of the shares:

(i)	The right to a liquidation preference, as described in paragraph IV (i) below;

(ii) Information and audit rights.

In addition to the rights granted to them by the laws and regulations, holders of C or C’ Shares shall receive the following information from the Company:

(a)	At least 30 days before the start of each new fiscal year, a provisional budget and a business plan for the upcoming fiscal year;

(b)	Within 90 days from the end of each fiscal year, the annual financial statements (balance sheet, income statement and notes to the financial statements) and, if applicable, the consolidated financial statements, audited by the Company’s statutory auditors;

(c)	Within 30 days from the end of each month, the unaudited monthly financial statements (balance sheet, income statement, a comparison of cash flow used with budgeted cash flow, debts and contingency and loss provisions) for the previous month;

(d)	Within 60 days from the end of each quarter, the unaudited quarterly financial statements (balance sheet, income statement, a comparison of cash flow used with budgeted cash flow, debts and contingency and loss provisions) for the previous quarter.

Furthermore, the holders of C or C’ Shares and their representatives may, at any time during the Company’s normal business hours, at their own expense, assisted, if desired, by any expert of their choice, examine all Company records and documents of a financial, accounting, tax, technical, commercial or legal nature.

(ii)	Conversion

1. Each C Share can be converted into a number of class C’ preferred (“C’ Shares”) or ordinary shares, as applicable, calculated as explained in paragraph 3 below. The number of shares obtained pursuant to the conversion shall not be less than one share for one C Share converted

2. Each C Share may be converted:

2.1.	Without restriction, at any time, into C’ Shares upon request of its holder. A request to convert any C Shares into C’ Shares shall be made by certified mail, return receipt requested, or hand-delivered. The effective date of the request will be the date on which the certified letter is first presented for delivery, as evidenced by the mail carrier’s notice, or the date on which it is hand-delivered.

2.2.	Automatically, into ordinary shares, pursuant to a decision to that effect adopted by a special meeting of the holders of C Shares and an extraordinary general shareholders’ meeting, voting, in each case, by a two-thirds majority of votes cast.

2.3.	Automatically, into ordinary shares, immediately before the first listing of the Company’s shares on a regulated market in the European Union, the Euronext Paris Alternext market, the London stock exchange AIM market or the Nasdaq National Market or New York Stock Exchange in the United States of America, provided (i) the total net amount of funds that the Company receives at such time is at least €30 million and (ii) the issue price of the Company’s newly issued shares is at least €7.59 per share with a par value of €0.01 each (if applicable, this figure may be adjusted to take into account any stock split or reverse stock split of the Company’s shares that occurs after April 23, 2010) (hereinafter “Qualified Listing”). In such case, each C Share will be automatically and immediately converted into a number of ordinary shares calculated as explained in paragraph 3 below.

3.	C Shares shall be converted into C’ Shares, in the case described in paragraph 2.1 above, or into ordinary shares, in the cases described in paragraphs 2.2 and 2.3 above, at the rate of one C Share for a number of C’ Shares or ordinary shares, as applicable, calculated by dividing €2.53 by the Class C Preferred Shares Conversion Price (as that term is defined below) on the date of the conversion request. However, one C Share shall not be converted into more than 253 C’ Shares or ordinary shares, as applicable.

The “Class C Preferred Shares Conversion Price”, originally set at €2.53, may be adjusted as described below.

If before the conversion and no later than December 31, 2018 the Company carries out one or more issues of equity securities or securities that confer the right, immediately or in the future, to a share of the Company’s capital in consideration for contributions in cash (including, if applicable, by a setoff against claims) (with the exception of capital increases or issues of securities or other rights granting access to equity carried out with the agreement of the Board of Directors and the Majority of B, B2 and C Shareholders, as defined below, to employees, corporate officers, directors, consultants, customers, suppliers or strategic partners, or in consideration for asset acquisitions) for a Price per Share (as defined below) of less than €2.53 (hereinafter an “Issue”), a new Class C Preferred Shares Conversion Price (“Pm”) shall be calculated as follows:

Pm =	(P1 × N1) + (N2 × P2) + ... + (NE × PE)
N1 + N2 + … + NE

In which:

“Majority of B, B2 and C Shareholders” means (i) at least three of the four shareholders who hold the greatest number of class B, B2 and C preferred shares, if such shareholders each holds more than 5% of share capital, or (ii) otherwise, at least two of the three shareholders who hold the greatest number of class B, B2 and C preferred shares. Shareholders who are managed (directly or pursuant to a delegated management agreement) by the same management company (or by a management company that controls, is controlled by or is under joint control with such management company) shall be considered a single shareholder for purposes of calculating this majority.

“P1”	is equal to €2.53.

“N1”	is equal to 1,976,286, increased by (i) 174,644 and 1,739,884 if the thirteenth and fourteenth resolutions below proposing the conversion of 174,644 class A preferred shares and 1,739,884 ordinary shares into C Shares are adopted, and (ii), if applicable, 300,932 if all of the Company founders’ stock subscription warrants issued pursuant to the eighteenth resolution adopted by the combined general shareholders’ meeting held on April 23, 2010 are exercised.

“P2”	is equal to the Price Per Share (as that term is defined below) of the first Issue following this shareholders’ meeting.

“N2”	is equal to the Number of Shares (as that term is defined below) of the first Issue following this shareholders’ meeting.

(…)

“PE”	is equal to the Price Per Share (as that term is defined below) of the last Issue carried out before the conversion of C Shares.

“NE”	is equal to the Number of Shares (as that term is defined below) of the last Issue carried out before the conversion of C Shares.

It should be noted that:

•	(a) If the Issue is a shares issue, the “Price of one Share” shall be equal to the unit subscription price for said shares and the “Number of Shares” shall be equal to the number of shares issued; and (b) if the Issue is an issue of securities that confer equity rights, the “Price of one Share” shall be determined by dividing (x) the total amount of the subscriptions associated with the Issue, increased by the sums that the holders of said securities would be required to pay, if applicable, in order to obtain shares by subscription or converting said securities by (y) the number of shares (“Number of Shares”) that the holders of said securities could obtain by converting or exercising said securities (without, however, taking into account securities whose conversion is conditional or, in the case of preferred shares, possible future adjustments at the time they are converted into ordinary shares for a purpose similar to that described here).

•	Any holder of C Shares may decide, without restriction, that a specific Issue for which the Price of one Share is less than €2.53 will not, in his case, lead to a calculation of a new Class C Preferred Shares Conversion Price (in such case, the Number of Shares and the Price of one Share for said Issue will not be included in the calculation, for said holder, of the new Class C Preferred Shares Conversion Price(s) at the time of any subsequent Issues).

•	A general meeting of holders of C Shares, voting by a two-thirds majority of votes cast, may also decide that a specific Issue will not lead to an adjustment of the Class C Preferred Shares Conversion Price.

•	The above figures shall be (i) adjusted to take into account any reverse stock split or stock split of the Company’s shares (or other similar transactions) that may be carried out after the issue of B Shares, calculated to four decimal places. If such figures have more than four decimal places, the fourth decimal place (“T”) shall be rounded as follows:

(a)	If the fifth decimal place is greater than 5, “T” shall be equal to the immediately higher decimal; and

(b)	If the fifth decimal place is less than or equal to 5, “T” shall remain unchanged.

Any shareholder who wishes to convert his C Shares into C’ Shares or ordinary shares and who does not hold a sufficient number of C Shares to obtain a whole number of C’ Shares or ordinary shares as a result of said conversion shall take it upon himself to pool the C Shares necessary to obtain a whole number of C’ Shares or ordinary shares.

IV. In addition to the rights granted to ordinary shares, class D preferred shares (hereinafter “D Shares”) carry the following rights, which pertain to the shares and not to the holders thereof and which shall, therefore, inure to the benefit of the successive holders of the shares:

(i)	The right to a liquidation preference

In the event of the Company’s dissolution or liquidation, the liquidation surplus, i.e., the liquidation proceeds available after liabilities and liquidation expenses have been paid, after the par value of shares has been repaid and, more broadly, after all priority payments required by applicable laws and regulations have been made (hereinafter “Surplus”), shall be divided among the shares in accordance with the following rules:

(a)	If the amount paid to shareholders to repay the par value of their shares is less than fifteen percent (15%) of the Surplus, the Company’s shareholders shall receive, in proportion to the number of shares in the Company, whether ordinary or preferred, that they each hold on the date of liquidation, a total amount equal to the difference between the amount already received as a repayment of the par value of their shares and fifteen percent (15%) of the Surplus.

(b)	Any balance shall be first paid to the holders of D and/or D’ Shares, in proportion to the number of D and/or D’ Shares they each hold, up to an amount per D Share and D’ Share equal to the D Preference (as that term is defined below), increased, if applicable, by the amount of dividends declared but not paid.

(c)	Any balance shall be first paid to the holders of C and/or C’ Shares, in proportion to the number of C and/or C’ Shares they each hold, up to an amount per C Share and C’ Share equal to the C Preference (as that term is defined below), increased, if applicable, by the amount of dividends declared but not paid.

(d)	Any balance shall be first paid to the holders of B and/or B’ Shares and to the holders of B2 and/or B2’ Shares, in proportion to the number of B and/or B’ Shares or B2 and/or B2’ Shares they each hold, up to an amount per B, B’, B2 and B2’ Share equal to the B/B2 Preference (as that term is defined below), increased, if applicable, by the amount of dividends declared but not paid.

(e)	Then, to holders of A Shares who make a payment request, in proportion to the number of A Shares they each hold, up to an amount per A Share equal to the A Preference (as that term is defined below), increased, if applicable, by the amount of dividends declared but not paid, less amounts already paid to such shareholders as a repayment of the par value of their shares and pursuant to paragraph (a) above.

(f)	Lastly, any balance shall be paid to all of the Company’s shareholders other than those who received a payment pursuant to paragraph (e) above, in proportion to the number of shares in the Company, whether ordinary or preferred, that they each hold at the time of liquidation, up to a maximum, in the case of D and D’ Shares, of an amount per D and D’ Share, including the amounts already received pursuant to paragraphs (a) and (b) above, that is equal to (i) 2 times the D Preference until September 14, 2014 inclusive or (ii) 2.5 times the D Preference after such date.

For any given holder of A Shares, the “A Preference” is equal to the total amount of the subscription price (including the issue premium) paid to the Company for his A Shares by said holder or the original subscriber for his shares, as applicable, divided by the number of A Shares said holder holds.

For any given holder of B and/or B’ Shares or of B2 and/or B2’ Shares, the “B/B2 Preference” is equal to the total amount of the subscription price (including the issue premium) paid to the Company when his B Shares and, if applicable, his B’ and/or B2 Shares and, if applicable, his B2’ Shares were issued, by said holder or the original subscriber for said shares, as applicable, divided by the total number of B and/or B2, B’ and B2’ Shares said holder holds.

For any given holder of C and/or C’ Shares, the “C Preference” is equal to the total amount of the subscription price (including the issue premium) paid to the Company when his C Shares and, if applicable, his C’ Shares were issued, by said holder or the original subscriber for said shares, as applicable, divided by the total number of C and/or C’ Shares said holder holds.

For any given holder of D and/or D’ Shares, the “D Preference” is equal to the total amount of the subscription price (including the issue premium) paid to the Company when his D Shares and, if applicable, his D’ Shares were issued, by said holder or the original subscriber for said shares, as applicable, divided by the total number of D and/or D’ Shares said holder holds.

Notwithstanding any contrary provision, if at the time of the dissolution or liquidation of the Company, the holders of preferred shares would be able to receive an amount higher than the amount to be received pursuant to the above provisions if their preferred shares had been converted into ordinary shares immediately before the dissolution or liquidation of the Company, each holder of preferred shares shall be entitled to receive, for each preferred share, up to the amount of the Surplus, an amount per share equal to the amount he would have received if said holder had converted his preferred shares into ordinary shares before the dissolution or liquidation of the Company.

(ii)	Information and audit rights

In addition to the rights granted to them by the laws and regulations, holders of more than 10% of the D or D’ Shares in circulation shall receive the following information from the Company:

(a)	At least 30 days before the start of each new fiscal year, a provisional budget and a business plan for the upcoming fiscal year;

(b)	Within 90 days from the end of each fiscal year, the annual financial statements (balance sheet, income statement and notes to the financial statements) and, if applicable, the consolidated financial statements, audited by the Company’s statutory auditors;

(c)	Within 30 days from the end of each month, the unaudited monthly financial statements (balance sheet, income statement, a comparison of cash flow used with budgeted cash flow, debts and contingency and loss provisions) for the previous month;

(d)	Within 60 days from the end of each quarter, the unaudited quarterly financial statements (balance sheet, income statement, a comparison of cash flow used with budgeted cash flow, debts and contingency and loss provisions) for the previous quarter.

(iii)	Conversion

1. Each D Share can be converted into a number of D’ Shares or ordinary shares, as applicable, and each D’ Share can be converted into a number of ordinary shares, calculated as explained below. The number of shares obtained pursuant to the conversion shall not be less than one share for each D or D’ Share converted.

2. Each D or D’ Share may be converted:

2.1.	In the case of D or D’ Shares, without restriction, at any time, into D’ Shares or ordinary shares, respectively, upon request of its holder. A request to convert any D Shares into D’ Shares shall be made by certified mail, return receipt requested, or hand-delivered. The effective date of the request will be the date on which the certified letter is first presented for delivery, as evidenced by the mail carrier’s notice, or the date on which it is hand-delivered.

2.2.	In the case of D and D’ Shares, automatically, into ordinary shares, pursuant to a decision to that effect adopted by a special meeting of the holders of D or D’ Shares and an extraordinary general shareholders’ meeting, voting, in each case, by a two-thirds majority of votes cast.

2.3.	In the case of D and D’ Shares, automatically, into ordinary shares, immediately before the first listing of all or some of the Company’s shares on a regulated or organized market, provided said shares are actually listed (“Listing”). In such case, each D or D’ Share shall be automatically and immediately converted into a number of ordinary shares calculated as follows: if the mid-point of the indicative initial price range per share announced in the Listing prospectus (“Median Price”) is at least equal to (i) 1.5 times the D Preference (as defined above) until December 31, 2013 or (ii) 2 times the D Preference after such date (in each case, the “Target Price”), the conversion ratio shall be one (1) ordinary share for one (1) D or D’ Share. Otherwise, the conversion ratio shall be equal to the Target Price divided by the Median Price.

3. D Shares shall be converted into D’ Shares and D’ Shares shall be converted into ordinary shares, in the case described in paragraph 2.1 above, or D or D’ Shares shall be converted into ordinary shares, in the case described in paragraph 2.2 above, at the rate of one D Share for a number of D’ Shares or ordinary shares, as applicable, calculated by dividing the D Preference by the Class D Preferred Shares Conversion Price (as that term is defined below) on the date of the conversion request. However, each D or D’ Share shall not be converted into more than ten D’ Shares or ordinary shares, as applicable.

The “Class D Preferred Shares Conversion Price”, originally set at €4.51, may be adjusted as described below.

If before the conversion and no later than December 31, 2018 the Company carries out one or more issues of equity securities or securities that confer the right, immediately or in the future, to a share of the Company’s capital in consideration for contributions in cash (including, if applicable, by a setoff against claims) (with the exception of capital increases or issues of securities or other rights granting access to equity carried out with the agreement of the Board of Directors and the Majority of B, B2 and C Shareholders, as defined below, to employees, corporate officers, directors, consultants, customers, suppliers or strategic partners, or in consideration for asset acquisitions) for a Price per Share (as defined below) of less than €4.51 (hereinafter an “Issue”), a new Class D Preferred Shares Conversion Price (“Pm”) shall be calculated as follows:

Pm =	(P1 × N1) + (N2 × P2) + ... + (NE × PE)
N1 + N2 + … + NE

In which:

“Majority of B, B2 and C Shareholders” means (i) at least three of the four shareholders who hold the greatest number of class B, B2 and C preferred shares, if such shareholders each holds more than 5% of share capital, or (ii) otherwise, at least two of the three shareholders who hold the greatest number of class B, B2 and C preferred shares. Shareholders who are managed (directly or pursuant to a delegated management agreement) by the same management company (or by a management company that controls, is controlled by or is under joint control with such management company) shall be considered a single shareholder for purposes of calculating this majority.

“P1”	is equal to €4.51.

“N1”	is equal to 5,099,776, increased, if applicable, by the number of shares issued pursuant to the delegation of authority granted pursuant to the fifth resolution below.

“P2”	is equal to the Price Per Share (as that term is defined below) of the first Issue following this shareholders’ meeting.

“N2”	is equal to the Number of Shares (as that term is defined below) of the first Issue following this shareholders’ meeting.

(…)

“PE”	is equal to the Price Per Share (as that term is defined below) of the last Issue carried out before the conversion of D Shares.

“NE”	is equal to the Number of Shares (as that term is defined below) of the last Issue carried out before the conversion of D Shares.

It should be noted that:

•	(a) If the Issue is a shares issue, the “Price of one Share” shall be equal to the unit subscription price for said shares and the “Number of Shares” shall be equal to the number of shares issued; and (b) if the Issue is an issue of securities that confer equity rights, the “Price of one Share” shall be determined by dividing (x) the total amount of the subscriptions associated with the Issue, increased by the sums that the holders of said securities would be required to pay, if applicable, in order to obtain shares by subscription or converting said securities by (y) the number of shares (“Number of Shares”) that the holders of said securities could obtain by converting or exercising said securities (without, however, taking into account securities whose conversion is conditional or, in the case of preferred shares, possible future adjustments at the time they are converted into ordinary shares for a purpose similar to that described here).

•	Any holder of D or D’ Shares may decide, without restriction, that a specific Issue for which the Price of one Share is less than €4.51 will not, in his case, lead to a calculation of a new Class D Preferred Shares Conversion Price (in such case, the Number of Shares and the Price of one Share for said Issue will not be included in the calculation, for said holder, of the new Class D Preferred Shares Conversion Price(s) at the time of any subsequent Issues).

•	A general meeting of holders of D or D’ Shares, voting by a two-thirds majority of votes cast, may also decide that a specific Issue will not lead to an adjustment of the Class D Preferred Shares Conversion Price.

•	The above figures shall be (i) adjusted to take into account any reverse stock split or stock split of the Company’s shares (or other similar transactions) that may be carried out after the issue of D or D’ Shares, calculated to four decimal places. If such figures have more than four decimal places, the fourth decimal place (“T”) shall be rounded as follows:

(a)	If the fifth decimal place is greater than 5, “T” shall be equal to the immediately higher decimal; and

(b)	If the fifth decimal place is less than or equal to 5, “T” shall remain unchanged.

Any shareholder who wishes to convert his D Shares into D’ Shares or his D or D’ Shares into ordinary shares and who does not hold a sufficient number of D or D’ Shares to obtain a whole number of D’ Shares or ordinary shares as a result of said conversion shall take it upon himself to pool the D or D’ Shares necessary to obtain a whole number of D’ Shares or ordinary shares.

The rights granted to A, B, B2, C and D Shares and to B’, B2’, C’ and D’ Shares pertain to the shares and not to the holders thereof and, therefore, inure to the benefit of the successive holders of said shares.

In the event of a capital increase by capitalizing reserves or granting free shares, shares granted pursuant to the rights held by A, B, B2, C, B’, B2’, C’, D and D’ Shares shall themselves be preferred shares of the same class.

In the event of a reverse stock split or stock split of the Company’s shares (or other similar transactions), shares granted pursuant to the rights held by A, B, B2, C, D, B’, B2’, C’ or D’ Shares shall themselves be shares of the same class.

The specific rights pertaining to preferred shares may be amended only if such amendment is decided by an extraordinary general shareholders’ meeting after it has been approved by special meetings of the shareholders who hold the shares whose rights are being amended, in accordance with the laws and regulations.

ARTICLE 10 ~ PAYMENT FOR SHARES

Amounts to be paid, in cash, as payment for shares subscribed pursuant to a capital increase shall be payable in accordance with the requirements imposed by an extraordinary general shareholders’ meeting.

The initial payment shall not be (i) less than one-half, at the time of the subscription, or (ii) less than one-fourth, at the time of a capital increase, of the par value of the shares. If applicable, the initial payment shall include the entire amount of the issue premium.

The Board of Directors shall make calls for payment of the balance, in one or more installments, within a period of five years from the date the capital increase is completed.

Each shareholder shall be notified of the amounts called and the date on which the corresponding sums are to be paid at least fifteen days before the due date.

Shareholders who do not pay amounts owed on the shares they hold by the due date shall automatically and without the need for a formal demand for payment owe the Company late payment interest calculated on a daily basis, on the basis of a 365 day year, as of the due date at the legal rate in commercial matters, plus three points, without prejudice to the Company’s personal action against the shareholder in breach and the enforcement measures authorized by law.

***    ***    ***

***

TITLE III

MANAGEMENT OF THE COMPANY

ARTICLE 11 ~ BOARD OF DIRECTORS

11.1. Composition

The Company shall be managed by a Board composed of no more than nine individuals or legal entities.

At the time they are appointed, legal entities shall designate an individual as their permanent representative to the Board of Directors. The term of office of the permanent representative shall have the same duration as the term of office of the legal entity he represents. If a legal entity removes its permanent representative from office, it shall immediately appoint a replacement. The same provision shall also apply in the event of the death or resignation of the permanent representative.

Directors’ terms of office shall last three years, with a year being defined as the period between two consecutive ordinary general shareholders’ meetings. Directors’ terms of office shall end at the conclusion of the ordinary general shareholders’ meeting that votes on the financial statements for the past fiscal year held in the year during which said directors’ terms of office expire.

Directors are always eligible for reappointment. They may be removed from office at any time by a decision of a general shareholders’ meeting.

In the event of one or more vacancies on the Board of Directors due to death or resignation, the Board may make temporary appointments between two general shareholders’ meetings.

Appointments made by the Board pursuant to the preceding paragraph shall be submitted for ratification by the next ordinary general shareholders’ meeting.

If such appointments are not ratified, decisions adopted and acts performed by the Board shall nevertheless remain valid.

If the number of directors falls below the statutory minimum, the remaining directors shall immediately convene an ordinary general shareholders’ meeting for the purpose of completing the membership of the Board.

A director appointed to replace another director shall serve only for the remaining portion of his predecessor’s term of office.

Company employees may be appointed as directors. However, their employment contracts must correspond to actual employment. In such case, employees do not lose the benefit of their employment contracts.

The number of directors who are parties to an employment contract with the Company shall not exceed one-third of the directors in office.

The number of directors over the age of 70 shall not exceed one-third of the directors in office. If this limit is exceeded during the directors’ terms of office, the oldest director shall automatically be deemed to have resigned at the conclusion of the next general shareholders’ meeting.

11.2. Chairman

The Board of Directors shall elect a Chairman from among its members, who shall be an individual. The Board shall determine the duration of his term of office, which shall not exceed his term of office as director, and may remove him from office at any time. The Board shall set his compensation.

The Chairman shall organize and manage the work of the Board and report thereon to the general shareholders’ meetings. The Chairman shall ensure the satisfactory functioning of the Company’s governing bodies and, in particular, ensure that the directors are able to perform their duties.

The Chairman of the Board shall not be over the age of 70. If the Chairman reaches this age limit during his term of office as Chairman, he shall automatically be deemed to have resigned. The Chairman’s term of office shall continue until the next Board of Directors’ meeting, at which his successor shall be appointed. Subject to this provision, the Chairman of the Board is always eligible for reappointment.

ARTICLE 12 ~ BOARD OF DIRECTORS

12.1.	The Board of Directors shall meet as often as required by the Company’s interests.

12.2. The Chairman shall give the directors notice of Board meetings. Notice may be given by any means, whether written or oral.

The Chief Executive Officer may also request the Chairman to convene a meeting of the Board of Directors to consider a specific agenda.

In addition, directors representing at least one-third of Board members may validly convene a Board meeting. In such case, they shall state the agenda for the meeting.

If a Works Council has been created, the representatives of such Council, appointed in accordance with the provisions of the Labor Code (Code du Travail), shall be given notice of all Board of Directors’ meetings.

Board meetings shall be held at the registered office or at any other place in France or abroad.

12.3.	For the Board to deliberate validly, at least one-half of its members shall be present.

Decisions of the Board of Directors shall be adopted by a majority of votes cast. In the event of a tie vote, the Chairman shall not have the power to break the tie.

12.4. The Board of Directors may adopt internal rules and regulations, which may provide inter alia that, for purposes of calculating the quorum and majority, directors who participate in Board meetings by videoconference or other means of telecommunication in compliance with the laws and regulations in force will be deemed to be present. This provision shall not apply to decisions concerning (i) the appointment or removal from office of the Chairman of the Board, the Chief Executive Officer or an Executive Vice-President, as well as setting their compensation; (ii) the approval of the annual financial statements or the Board of Directors’ management report; and (iii) if applicable, the preparation of consolidated financial statements or the group management rapport.

12.5. Each director shall receive the information necessary to perform his duties and hold his corporate office, and may obtain copies of all documents he deems of use.

12.6. Any director may, including by letter, telegram or fax, grant another director a proxy to represent him at a Board meeting, but no director may hold more than one proxy at any meeting.

12.7. Copies or extracts of the minutes of Board of Directors’ meetings shall be validly certified by the Chairman of the Board of Directors, the Chief Executive Officer, the Executive Vice-Presidents, a director temporarily appointed to act as Chairman or an agent duly authorized for such purpose.

ARTICLE 13 ~ POWERS OF THE BOARD OF DIRECTORS

The Board of Directors shall establish the Company’s business policies and ensure they are carried out. Subject to the powers expressly granted to shareholders’ meetings, and within the limits of the corporate purposes, the Board of Directors may consider any issue relating to the proper operation of the Company and shall resolve matters that concern the Company by its decisions.

In its relations with third parties, the Company shall be bound by the acts of the Board of Directors that exceed the scope of the corporate purposes, unless the Company proves that the third party was aware, or that in light of the circumstances could not have been unaware, that the act was not within said corporate purposes. However, the mere publication of the bylaws shall not constitute such proof.

The Board of Directors shall carry out all verifications and audits it deems necessary.

Furthermore, the Board of Directors shall exercise the special powers conferred on it by law.

ARTICLE 14 ~ EXECUTIVE MANAGEMENT

14.1.1. The Company’s executive management functions shall be performed, under the Chairman’s responsibility, by the Chairman of the Board of Directors or another individual appointed by the Board of Directors, who shall hold the title of Chief Executive Officer.

The Chef Executive Officer shall have the broadest possible powers to act in all circumstances in the name of the Company. The Chief Executive Officer shall exercise his powers within the limits of the corporate purposes and subject to the powers expressly granted by law to shareholders’ meetings and to the Board of Directors.

He shall represent the Company in its dealings with third parties. The Company shall be bound by acts of the Chief Executive Officer that exceed the scope of the corporate purposes, unless the Company is able to prove that the third party was aware, or that in light of the circumstances could not have been unaware, that the act was not within said corporate purposes. However, the mere publication of the bylaws shall not be sufficient to constitute such proof.

14.1.2. The Chief Executive Officer shall not be over 70 years of age. If the Chief Executive Officer reaches this age limit, he shall automatically be deemed to have resigned. The Chief Executive Officer’s term of office shall continue until the next Board of Directors’ meeting, at which a new Chief Executive Officer shall be appointed.

14.1.3. If the Chief Executive Officer is a director, the term of his position shall not exceed his term of office as director.

The Board of Directors may remove the Chief Executive Officer from office at any time. If the removal from office is decided without just cause, the Chief Executive Officer removed from office may claim damages unless he also holds the position of Chairman of the Board of Directors.

14.1.4. By a decision adopted by a majority vote of the directors present or represented, the Board of Directors shall choose between the two executive management methods described in Article 14.1.1, paragraph 1. The shareholders and third parties shall be informed of such choice in the manner prescribed by the laws and regulations.

The choice made by the Board of Directors shall remain in effect until a contrary decision of the Board or, at the Board’s discretion, for the duration of the Chief Executive Officer’s term of office.

If the Company’s executive management functions are carried out by the Chairman of the Board of Directors, the provisions concerning the Chief Executive Officer shall apply to him.

In accordance with the provisions of Article 706-43 of the Code of Criminal Procedure, the Chief Executive Officer may validly delegate to any person of his choice the authority to represent the Company in connection with criminal proceedings that may be initiated against the Company.

14.2.1. Pursuant to a proposal of the Chief Executive Officer, the Board of Directors may authorize one or more individuals to assist the Chief Executive Officer in the capacity of Executive Vice-President.

In agreement with the Chief Executive Officer, the Board of Directors shall determine the scope and duration of the powers granted to the Executive Vice-Presidents. The Board of Directors shall set their compensation. If an Executive Vice-President is a director, the term of his position shall not exceed his term of office as director.

Vis-à-vis third parties, Executive Vice-Presidents shall have the same powers as the Chief Executive Officer. Executive Vice-Presidents have inter alia the power to initiate legal proceedings.

No more than five Executive Vice-Presidents shall be appointed.

Pursuant to a proposal of the Chief Executive Officer, the Executive Vice-President(s) may be removed from office by the Board of Directors at any time. If the removal from office is decided without just cause, an Executive Vice-President removed from office may claim damages.

Executive Vice-Presidents shall not be over 65 years of age. If an Executive Vice-President in office reaches this age limit, he shall automatically be deemed to have resigned. The Executive Vice-President’s term of office shall continue until the next Board of Directors’ meeting, at which a new Executive Vice-President may be appointed.

If the Chief Executive Officer leaves office or is unable to perform his duties, unless otherwise decided by the Board of Directors, the Executive Vice-President(s) shall remain in office and retain their powers until the appointment of a new Chief Executive Officer.

Vis-à-vis third parties, the Executive Vice-Presidents shall have the same powers as the Chief Executive Officer.

ARTICLE 15 – BOARD OBSERVERS

Pursuant to a proposal of the Board of Directors, an ordinary general shareholders’ meeting may appoint Board observers. The Board of Directors may also appoint Board observers directly, subject to ratification by the next general shareholders’ meeting.

No more than three Board observers shall be appointed, and they shall constitute a panel. They shall be appointed, without restriction, on the basis of their expertise.

Board observers shall be appointed for a term of three years, which shall expire at the conclusion of the ordinary general shareholders’ meeting that votes on the financial statements for the previous fiscal year.

The panel of Board observers shall review matters that the Board of Directors or its Chairman submits to it for its opinion. The Board observers shall attend Board of Directors’ meetings and shall take part in deliberations in a non-voting capacity. However, their absence shall not affect the validity of the Board’s deliberations.

They shall be given notice of Board meetings in the same manner as the directors.

The Board of Directors may remunerate the Board observers by allocating an amount from the directors’ fees granted annually by a general shareholders’ meeting.

ARTICLE 16 ~ AGREEMENTS SUBJECT TO AUTHORIZATION

16.1. Guarantees, pledges and other security interests granted by the Company shall be authorized by the Board of Directors in accordance with the requirements prescribed by law.

16.2. All agreements made directly or through an intermediary between the Company and its Chief Executive Officer, an Executive Vice-President, a director, a shareholder holding more than 10% of voting rights or, if the shareholder is a company, with the company controlling such shareholder within the meaning of Article L. 223-3 of the Commercial Code, shall require the prior approval of the Board of Directors.

The foregoing shall also apply to agreements in which any of the persons described in the previous paragraph has an indirect interest.

Agreements made between the Company and any enterprise in which the Chief Executive Officer, an Executive Vice-President or a director is an owner, a partner with unlimited liability, a manager, a director, a member of the Supervisory Board, or, generally, is a person with management responsibilities in such enterprise, shall also require prior authorization.

The prior authorization of the Board of Directors shall be required, in accordance with the requirements prescribed by law.

The foregoing provisions shall not apply to agreements concerning ordinary transactions that are entered into on arm’s length terms. However, the interested party shall report such agreements to the Chairman of the Board of Directors, unless, due to the purpose or financial consequences thereof, such agreements are not significant for either party. The Chairman shall provide to the members of the Board of Directors and to the statutory auditors the list and subject matter of said agreements.

ARTICLE 17 ~ PROHIBITED AGREEMENTS

Directors who are not legal entities shall be prohibited from obtaining, in any form whatsoever, loans from the Company, current account or other overdraft facilities from the Company or to have the Company provide a guarantee or pledge securing their undertakings to third parties.

The same prohibition shall apply to the Chief Executive Officer, the Executive Vice-Presidents and to the permanent representatives of directors that are legal entities. The foregoing provision shall also apply to the spouses, ascendants and descendants of the persons referred to in this article, as well as to all intermediaries.

ARTICLE 18 ~ STATUTORY AUDITORS

The Company shall be audited, in accordance with the requirements prescribed by law, by one or more statutory auditors who meet the eligibility requirements prescribed by law. If the requirements prescribed by law are met, the Company shall appoint at least two statutory auditors.

Each statutory auditor shall be appointed by an ordinary general shareholders’ meeting.

An ordinary shareholders’ meeting shall appoint one or more alternate statutory auditors, which shall replace the principal statutory auditors in the event they refuse or are unable to perform their duties, or in the event of their resignation or death.

If an ordinary general shareholders’ meeting fails to appoint a statutory auditor, any shareholder may petition the court to appoint one, after having duly joined the Chairman of the Board of Directors to the proceedings. The term of office of a statutory auditor appointed by the court shall expire when an ordinary shareholders’ meeting appoints the statutory auditor(s).

***    ***    ***

***

TITLE IV

GENERAL SHAREHOLDERS’ MEETINGS

ARTICLE 19

General shareholders’ meetings shall be convened and shall meet in the manner prescribed by law.

If the Company wishes to give notice of meetings electronically, instead of by mail, it must first obtain the agreement of the shareholders concerned, who shall provide their email address.

Meetings shall be held at the registered office or at any other location specified in the notice of meeting.

The right to participate in general shareholders’ meetings is proved by the registration of shares in the shareholder’s name, as of the date of the general shareholders’ meeting, in the registered share accounts kept by the Company.

Shareholders who do not attend the general shareholders’ meeting personally may choose one of three following options:

•	Granting a proxy to another shareholder, his spouse or his partner in a French domestic partnership (PACS), or

•	Voting by mail, or

•	Sending a proxy to the Company without specifying any voting instructions,

in accordance with the requirements prescribed by the laws and regulations.

In accordance with the requirements prescribed by the laws and regulations in force, the Board of Directors may arrange for shareholders to participate and vote by videoconference or means of telecommunication that allow them to be identified. If the Board of Directors decides to exercise this right for a particular shareholders’ meeting, such Board decision shall be mentioned in the announcement and/or notice of the meeting. Shareholders who participate in shareholders’ meetings be videoconference or any of the other means of telecommunication referred to above, as selected by the Board of Directors, shall be deemed present for the purposes of calculating the quorum and majority.

Shareholders’ meetings shall be chaired by the Chairman of the Board of Directors or, in the absence thereof, by an Executive Vice-President, if he is a director, or by a director specifically appointed for such purpose by the Board. Failing this, the shareholders’ meeting shall elect its own chairman.

The duties of vote counter shall be performed by the two members of the shareholders’ meeting who are present and hold the highest number of votes, and who agree to perform such duties. The officers shall appoint a secretary, who may but need not be a shareholder.

An attendance sheet shall be kept, in accordance with the requirements prescribed by law.

An ordinary general shareholders’ meeting can be validly conducted pursuant to a first notice of meeting only if the shareholders present or represented hold at least one-fifth of the shares having the right to vote. An ordinary general shareholders’ meeting convened pursuant to a second notice of meeting may deliberate validly regardless of the number of shareholders present or represented.

Decisions of ordinary general meetings shall be adopted by a simple majority of the votes cast by the shareholders present or represented.

An extraordinary general shareholders’ meeting can be validly conducted pursuant to a first notice of meeting only if the shareholders present or represented hold at least one-fourth of the shares having the right to vote. An extraordinary general shareholders’ meeting can be validly conducted pursuant to a second notice of meeting only if the shareholders present or represented hold at least one-fifth of the shares having the right to vote.

Decisions of extraordinary general meetings shall be adopted by a two-thirds majority of the votes cast by the shareholders present or represented.

Copies or extracts of shareholder meeting minutes may be validly certified by the Chairman of the Board of Directors, a director who holds the position of Chief Executive Officer or the secretary of the meeting.

Ordinary and extraordinary general shareholders’ meetings shall exercise their respective powers in accordance with the requirements prescribed by law.

***    ***    ***

***

TITLE V

CORPORATE INCOME

ARTICLE 20 ~ FISCAL YEAR

Each fiscal year shall last one year, starting on January 1 and ending on December 31.

ARTICLE 21 ~ PROFITS – STATUTORY RESERVE FUND

An amount of at least five percent (5%) shall be deducted from the profits for the fiscal year, reduced by prior losses, if any, in order to constitute the reserve fund known as the “statutory reserve fund”. Such deduction shall cease to be mandatory when the amount in the statutory reserve fund is equal to one-tenth of share capital.

The distributable profits are comprised of the profits for the fiscal year, reduced by prior losses and the deduction required by the previous paragraph, and increased by profits carried forward.

ARTICLE 22 ~ DIVIDENDS

If the financial statements for the fiscal year, as approved by a general shareholders’ meeting, show a distributable profit, the general shareholders’ meeting shall post it to one or more reserve funds that they have the power to appropriate or use, carry it forward or distribute it in the form of dividends.

After having confirmed the existence of reserve funds available to it, a general shareholders’ meeting may decide to distribute amounts withdrawn from such reserve funds. In such case, the decision shall expressly state the reserve items from which the withdrawals are made. However, dividends shall first be withdrawn from the distributable profits for the fiscal year.

The procedures for paying dividends shall be set by a general shareholders’ meeting or, failing this, by the Board of Directors.

However, dividends shall be paid within a maximum period of nine months from the end of the fiscal year.

In the event that a balance sheet prepared during or at the end of the fiscal year and certified as accurate by the statutory auditor(s) shows that since the end of the previous fiscal year the Company has generated a profit after necessary depreciation allowances and provisions have been booked, after deducting, if applicable, previous losses and sums to be booked into reserve funds as required by law or these bylaws, and after taking into account profits carried forward, the Board of Directors may decide to distribute interim dividends before the financial statements for the fiscal year have been approved, as well as the amount thereof and the distribution date. The amount of such interim dividends shall not exceed the amount of profits as defined in this paragraph.

***    ***    ***

***

TITLE VI

DISSOLUTION - LIQUIDATION

ARTICLE 23 ~ EARLY DISSOLUTION

An extraordinary general shareholders’ meeting may, at any time, decide to dissolve the Company before the expiration of its term.

ARTICLE 24 ~ LOSS OF ONE-HALF OF SHARE CAPITAL

If as a result of losses reported in the accounting documents, the Company’s shareholders’ equity falls below one-half of share capital, the Board of Directors shall, within four months following the approval of the financial statements reporting such loss, convene an extraordinary general shareholders’ meeting to decide whether to dissolve the Company before the expiration of its term.

If it is decided not to dissolve the Company, no later than the end of the second fiscal year following the fiscal year in which the loss is observed, and subject to the legal provisions with respect to the minimum capital of sociétés anonymes, the Company shall reduce its share capital by an amount at least equal to losses that cannot be set off against reserve funds, if during such period shareholders’ equity has not been reconstituted to an amount at least equal to one-half of share capital.

If a general shareholders’ meeting is not held or if such shareholders’ meeting is unable to validly deliberate after it had been convened a second time, any interested party may petition the Commercial Court to dissolve the Company.

ARTICLE 25 ~ EFFECTS OF DISSOLUTION

The Company shall be in liquidation from the time it is dissolved, regardless of the reason therefor. The Company’s legal personality shall continue to exist for the purposes of the liquidation until completion of the liquidation proceedings.

During the entire duration of the liquidation proceedings, general shareholders’ meetings shall have the same powers as during the Company’s existence.

Shares shall remain negotiable until completion of the liquidation proceedings.

The Company’s dissolution shall be binding vis-à-vis third parties only as of the date that notice thereof has been published with the Trade and Companies Registry.

ARTICLE 26 ~ APPOINTMENT OF LIQUIDATORS - POWERS

When the Company’s term expires or if the Company is dissolved before the expiration of its term, a general shareholders’ meeting shall decide the method of liquidation, appoint one or more liquidators and establish their powers, which the liquidators shall exercise in accordance with the law. The appointment of liquidators shall cause the duties of the directors, Chairman, Chief Executive Officer and Executive Vice-Presidents to end.

ARTICLE 27 ~ LIQUIDATION – CONCLUSION OF LIQUIDATION PROCEEDINGS

In the event of the Company’s dissolution or liquidation, the liquidation surplus, i.e., the liquidation proceeds available after liabilities and liquidation expenses have been paid, after the par value of shares has been reimbursed and, more broadly, after all priority payments required by applicable laws and regulations have been made (hereinafter “Surplus”), shall be divided among the shares in accordance with the following rules:

(a)	In the event the amount paid to shareholders to repay the par value of their shares is less than fifteen percent (15%) of the Surplus, the Company’s shareholders shall receive, in proportion to the number of shares in the Company, whether ordinary or preferred, that they each hold on the date of liquidation, a total amount equal to the difference between the amount already received as a repayment of the par value of their shares and fifteen percent (15%) of the Surplus.

(b)	Any balance shall be first paid to the holders of D and/or D’ Shares, in proportion to the number of D and/or D’ Shares they each hold, up to an amount per D Share and D’ Share equal to the D Preference (as that term is defined below), increased, if applicable, by the amount of dividends declared but not paid.

(c)	Any balance shall be first paid to the holders of C and/or C’ Shares, in proportion to the number of C and/or C’ Shares they each hold, up to an amount per C Share and C’ Share equal to the C Preference (as that term is defined below), increased, if applicable, by the amount of dividends declared but not paid.

(d)	Any balance shall be first paid to the holders of B and/or B’ Shares and to the holders of B2 and/or B2’ Shares, in proportion to the number of B and/or B’ Shares or B2 and/or B2’ Shares they each hold, up to an amount per B, B’, B2 and B2’ Share equal to the B/B2 Preference (as that term is defined below), increased, if applicable, by the amount of dividends declared but not paid.

(e)	Then, to holders of A Shares who make a payment request, in proportion to the number of A Shares they each hold, up to an amount per A Share equal to the A Preference (as that term is defined below), increased, if applicable, by the amount of dividends declared but not paid, less amounts already paid to such shareholders as a repayment of the par value of their shares and pursuant to paragraph (a) above.

(f)	Lastly, any balance shall be paid to all of the Company’s shareholders other than those who received a payment pursuant to paragraph (e) above, in proportion to the number of shares in the Company, whether ordinary or preferred, that they each hold at the time of liquidation, up to a maximum, in the case of D and D’ Shares, of an amount per D and D’ Share, including the amounts already received pursuant to paragraphs (a) and (b) above, that is equal to (i) 2 times the D Preference until September 14, 2014 inclusive or (ii) 2.5 times the D Preference after such date.

For any given holder of A Shares, the “A Preference” is equal to the total amount of the subscription price (including the issue premium) paid to the Company for his A Shares by said holder or the original subscriber for his shares, as applicable, divided by the number of A Shares said holder holds.

For any given holder of B and/or B’ Shares or of B2 and/or B2’ Shares, the “B/B2 Preference” is equal to the total amount of the subscription price (including the issue premium) paid to the Company when his B Shares and, if applicable, his B’ and/or B2 Shares and, if applicable, his B2’ Shares were issued, by said holder or the original subscriber for said shares, as applicable, divided by the total number of B and/or B2, B’ and B2’ Shares said holder holds.

For any given holder of C and/or C’ Shares, the “C Preference” is equal to the total amount of the subscription price (including the issue premium) paid to the Company when his C Shares and, if applicable, his C’ Shares were issued, by said holder or the original subscriber for said shares, as applicable, divided by the total number of C and/or C’ Shares said holder holds.

For any given holder of D and/or D’ Shares, the “D Preference” is equal to the total amount of the subscription price (including the issue premium) paid to the Company when his D Shares and, if applicable, his D’ Shares were issued, by said holder or the original subscriber for said shares, as applicable, divided by the total number of D and/or D’ Shares said holder holds.

Notwithstanding any contrary provision, if at the time of the dissolution or liquidation of the Company, the holders of preferred shares would be able to receive an amount higher than the amount to be received pursuant to the above provisions if their preferred shares had been converted into ordinary shares immediately before the dissolution or liquidation of the Company, each holder of preferred shares shall be entitled to receive, for each preferred share, up to the amount of the Surplus, an amount per share equal to the amount he would have received if said holder had converted his preferred shares into ordinary shares before the dissolution or liquidation of the Company.

Upon completion of the liquidation proceedings, the shareholders shall be convened to vote on the final accounts, the discharge to be granted to the liquidators for the performance of their duties, the termination of their duties and to certify the completion of the liquidation proceedings.

The completion of the liquidation proceedings shall be published in accordance with the law.

TITLE VII

NOTICES

ARTICLE 28

All notices required by these bylaws shall be sent by certified mail, return receipt requested, or served by a bailiff (acte extra-judiciaire). At the same time, a copy of the notice shall be sent to the addressee by ordinary mail.

—oo0oo—